Exhibit 99.1

For Immediate Release

Contact:	VAN A. DUKEMAN, President/CEO
	Main Street Trust, Inc.
	P. O. Box 4028
	Champaign, IL 61824-4028
	Phone:	217.351.6568
	FAX:	217.351.6651

MAIN STREET TRUST, INC. ANNOUNCES

2ND QUARTER CASH DIVIDEND

Champaign, Ill. June 23, 2005/PRNewswire/ — Van A. Dukeman, President and CEO of Main Street Trust, Inc. (OTC Bulletin Board: MSTI), announced that the Company’s Board of Directors approved a cash dividend of $0.22 per share to be paid on or about  July 22, 2005 to all shareholders of record as of July 8, 2005.  Including this dividend, the Company has paid total cash dividends of $0.66 per share in 2005.

Main Street is a publicly traded company with banking assets of approximately $1.5 billion and wealth management assets of approximately $1.8 billion. It operates community-banking locations in Bloomington, Champaign, Decatur, Fairbury, Mahomet, Mt. Zion, Normal, East Peoria, Shelbyville, and Urbana. Currently, Main Street operates 23 banking centers and a network of 78 ATM’s.  Additionally, Main Street is the parent company of FirsTech, Inc., a retail payment processing company.

Forward-Looking Information

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Main Street’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Main Street does not undertake any obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond the ability of Main Street to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning its general business; (iv) changes in interest rates and prepayment rates of its assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving Main Street; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning Main Street, its businesses and factors that could materially affect its financial results, is included in its filings with the Securities and Exchange Commission.

100 W. University Avenue, P. O. Box 4028, Champaign, IL 61824-4028